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                                  EXHIBIT 99.1

                                  NEWS RELEASE



                        VERIDIAN NAMES NEW VICE CHAIRMAN



ARLINGTON, VA (October 7, 2002) -- Veridian Corporation (NYSE:VNX) today announced that its board of directors has named Charles J. Simons as vice chairman of Veridian. As part of its ongoing commitment to sound corporate governance, Veridian's non-management directors will meet in executive session, without management participation, as part of its quarterly Board meetings in order to promote open discussion among the non-management directors. As the sole vice chairman of the company, Mr. Simons will preside at the executive sessions.


         "We are fortunate to have had Mr. Simons on our board for nearly two decades, and to have had the benefit of his extensive business experience and seasoned judgment," said Dr. Joseph P. Allen, Veridian chairman of the board. "As a member of our board, Mr. Simons has played an integral role in Veridian's success and we anticipate that his expanded role as vice chairman will ensure our continuing success."


         Mr. Simons has served as a director of Veridian since 1997, and previously served as a director on the boards of its predecessor companies dating back to 1983. Mr. Simons also is a director of Diasa, Med/Waste, Inc., Viragen Corporation, G.W. Plastics, Inc. (vice chairman), and Excalibour. In the past, Mr. Simons has served on the boards of more than a dozen New York Stock Exchange companies, including TJX Corporation, Wackenhut Corporation, Purolator Courier Corporation and Eastern Airlines.

ABOUT VERIDIAN

         Veridian is a leading provider of information-based systems, integrated solutions and services serving the intelligence community, the Department of Defense, and other U.S. government agencies involved in homeland security. The company's capabilities include Network Security and Enterprise Protection; Intelligence, Surveillance and Reconnaissance; Knowledge Discovery and Decision Support; Chemical, Biological and Nuclear Detection; Network and Enterprise Management; and Systems Engineering Services. For more information about the company, visit www.veridian.com.

FORWARD LOOKING INFORMATION

         Certain statements and assumptions in this news release contain or are based on "forward-looking" information that Veridian Corporation believes to be within the definition in the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control. For a discussion of such risks and uncertainties, which could


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cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Prospectus contained in Veridian's Registration Statement on Form S-1, as amended (File Number 333-83792), and from time to time, in Veridian's other filings with the Securities and Exchange Commission, among others, its reports on Form 8-K and Form 10-Q.

         The forward-looking statements included in this news release are only made as of the date of this news release and we undertake no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.





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MEDIA CONTACT:                                 INVESTOR RELATIONS:

Suzanne Barrows                                Maureen Crystal

703.575.3112                                   703.575.3140

suzanne.barrows@veridian.com                   Maureen.crystal@veridian.com
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